As filed with the Securities and Exchange Commission on March 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

LIBERTY GLOBAL PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	98-1112770
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood, CO 80112 (303) 220-6600	38 Hans Crescent London SW1X 0LZ United Kingdom +44.20.7190.6449

(Address of Principal Executive Offices) (Zip Code)

Liberty Global 2014 Incentive Plan

(Effective March 1, 2014)

(Full title of plan)

Bryan H. Hall, Esq. Executive Vice President Liberty Global plc 38 Hans Crescent London SW1X 0LZ United Kingdom +44.20.7190.6449	Copy to: Derek Jones Baker Botts (UK) LLP 41 Lothbury London EC2R 7HF United Kingdom +44.20.7726.3636	Copy to: Renee L. Wilm, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Class A Ordinary Shares, nominal value $0.01 per share	20,000,000(2)	$43.46	$869,200,000	$248,751.44
Class B Ordinary Shares, nominal value $0.01 per share	5,000,000(2)	$44.78	$223,900,000
Class C Ordinary Shares, nominal value $0.01 per share	20,000,000(2)	$41.91	$838,200,000

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be issued pursuant to the Registrant’s 2014 Incentive Plan after the operation of any anti-dilution and other provisions under such plan.
(2)	Represents the aggregate number of class A ordinary shares, nominal value $0.01 per share (“Liberty Global class A ordinary shares”), class B ordinary shares, nominal value $0.01 per share (“Liberty Global class B ordinary shares”), and class C ordinary shares, nominal value $0.01 per share (“Liberty Global class C ordinary shares” and together with the Liberty Global class A ordinary shares and Liberty Global class B ordinary shares, the “Common Stock”), of the Registrant which may be issued pursuant to the Liberty Global 2014 Incentive Plan.
(3)	Based upon the average of the high and low prices reported for the Registrant’s Common Stock on the Nasdaq Global Select Market on March 11, 2014.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Liberty Global plc (“Liberty Global” or the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K), are incorporated herein by reference.

(i) Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 13, 2014.

(ii) Current Reports (other than any portion thereof furnished or deemed furnished) on Form 8-K filed on January 13, 2014, January 24, 2014, January 27, 2014, January 31, 2014, January 31, 2014, February 24, 2014 and March 13, 2014.

(iii) The description of the Registrant’s Class A ordinary shares, nominal value $0.01 per share, Class B ordinary shares, nominal value $0.01 per share, and Class C ordinary shares, nominal value $0.01 per share, contained in the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-187100), filed on May 1, 2013, under the heading “Description of New Liberty Global Shares,” and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequently Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a public limited company.

The following is only a general summary of certain aspects of English law and the Registrant’s articles of association that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the U.K. Companies Act 2006 and of the Registrant’s articles of association.

English law does not, subject to certain exemptions, permit a company to exempt any director from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability. Shareholders can ratify by ordinary resolution a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company. Sections 205, 206 and Chapter 7 of Part 10 of the U.K. Companies Act 2006 contain provisions protecting directors from liability.

All statutory references in this Item 6 are to the U.K. Companies Act 2006.

Section 205 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with any application for relief under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or Section 1157 (relief in case of honest and reasonable conduct). The terms on which such loan or other assistance is given must include a requirement that the loan be repaid or the liability discharged if the director is convicted, judgment is given against him or the court refuses to grant the relief on the application and such repayment or discharge must occur not later than the date on which the conviction becomes final, the judgment becomes final or the refusal of relief becomes final (as applicable).

Section 206 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust in relation to the company or an associated company.

Section 232(1) makes void any provision that purports to exempt a director from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company.

Section 232(2) makes similar provisions to Section 232(1) in respect of indemnities directly or indirectly provided for a director, subject to three permitted types of indemnity, each discussed more fully below:

(a) provision of insurance within Section 233;

(b) qualifying third-party indemnity provisions falling within Section 234; and

(c) qualifying pension scheme indemnity provisions within Section 235.

Section 233 permits insurance, commonly known as directors’ and officers’ liability insurance, to be purchased and maintained by a company for a director of the company or of an associated company against liability for negligence, default, breach of duty or breach of trust in relation to the company or any associated company.

Section 234 allows for a company to provide an indemnity against liability incurred by a director to someone other than the company or an associated company. Such an indemnity does not permit indemnification against a director’s liability to pay fines imposed in criminal proceedings or civil penalties payable to a regulatory authority in respect of non-compliance with any requirement of a regulatory nature or the costs of an unsuccessful defense of a director in defending criminal or civil proceedings or application for relief under Section 661 (relief in case of acquisition of shares by innocent nominee) or Section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 allows a company to provide an indemnity against liability incurred by a director that is a trustee of an occupational pension scheme in connection with the company’s activities as trustee of the scheme. Such an indemnity does not permit indemnification against liability by a director to pay fines imposed in criminal proceedings or civil penalties payable to a regulatory authority or the costs of an unsuccessful defense by a director of criminal or civil proceedings.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the directors’ report of the company’s annual report in accordance with Section 236, copies of such indemnification provisions must be made available for inspection in accordance with Section 237 and every member has a right to inspect and request such copies under Section 238.

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

Under the Registrant’s articles of association, subject to the provisions of the U.K. Companies Act 2006, the Registrant may, broadly, (i) indemnify to any extent any person who is or was a director, or a director of any associated company, directly or indirectly against any loss or liability incurred by him whether in connection with negligence, default, breach of duty or breach of trust or otherwise by him or her in relation to the Registrant or any associated company, or in connection with that company’s activities as a trustee of an occupational pension scheme and (ii) purchase and maintain insurance for any person who is or was a director, or a director of an associated company, against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Registrant or any associated company.

The Registrant enters into deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates). These deeds of indemnity require that the Registrant indemnify such persons, to the fullest extent permitted by applicable law, against all losses suffered or incurred by them in the event that they are a party to or involved in any claim arising in connection with their appointment as director, officer, employee, agent or fiduciary of the Registrant or its subsidiary undertakings or another corporation at the request of the Registrant.

The Registrant will arrange appropriate insurance cover in respect of legal action against its directors and consolidated subsidiaries. The Registrant will also provide protections for its and its consolidated subsidiaries’ directors against personal financial exposure they may incur in their capacity as such. These include qualifying third party indemnity provisions for the benefit of directors of the Registrant and other such persons, including, where applicable, in their capacity as directors of the Registrant’s consolidated subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Association of Liberty Global plc, adopted by Special Resolutions passed on May 30, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on 8-K filed on June 7, 2013 (File No. 001-35961)).

5.1	Opinion of Baker Botts (UK) LLP as to the legality of the securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Baker Botts (UK) LLP (included in Exhibit 5.1).

Exhibit No.	Description

24.1	Power of Attorney (begins on page II-8).

99.1	Liberty Global 2014 Incentive Plan (Effective March 1, 2014) (incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-335961) filed on December 19, 2013).

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filing with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 14th day of March, 2014.

LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan H. Hall or Bernard G. Dvorak his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John C. Malone John C. Malone	Chairman of the Board	March 14, 2014

/s/ Michael T. Fries Michael T. Fries	President, Chief Executive Officer (Principal Executive Officer) and Director	March 14, 2014

/s/ John P. Cole John P. Cole	Director	March 14, 2014

/s/ Miranda Curtis Miranda Curtis	Director	March 14, 2014

John W. Dick	Director

/s/ Paul A. Gould Paul A. Gould	Director	March 14, 2014

/s/ Richard R. Green Richard R. Green	Director	March 14, 2014

/s/ David E. Rapley David E. Rapley	Director	March 14, 2014

/s/ Larry E. Romrell Larry E. Romrell	Director	March 14, 2014

/s/ J.C. Sparkman J.C. Sparkman	Director	March 14, 2014

Name	Title	Date

/s/ J. David Wargo J. David Wargo	Director	March 14, 2014

/s/ Andrew J. Cole Andrew J. Cole	Director	March 14, 2014

/s/ Charles H.R. Bracken Charles H. R. Bracken	Executive Vice President and Co-Chief Financial Officer (Principal Financial Officer)	March 14, 2014

/s/ Bernard G. Dvorak Bernard G. Dvorak	Executive Vice President and Co-Chief Financial Officer (Principal Accounting Officer)	March 14, 2014

Exhibit Index

Exhibit No.	Description

4.1	Articles of Association of Liberty Global plc, adopted by Special Resolutions passed on May 30, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on 8-K filed on June 7, 2013 (File No. 001-35961)).

5.1	Opinion of Baker Botts (UK) LLP as to the legality of the securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Baker Botts (UK) LLP (included in Exhibit 5.1).

24.1	Power of Attorney (begins on page II-8).

99.1	Liberty Global 2014 Incentive Plan (Effective March 1, 2014) (incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-335961) filed on December 19, 2013).